EXHIBIT 5.1

John D. Thomas, P. C.
11650 South State Street, Suite 240 Draper, Utah 84020 (801) 816-2536 Fax: (801) 816-2599 jthomas@acadiagrp.com

March 28, 2018

The Board of Directors

Regnum Corp.

1541 Ocean Avenue

Santa Monica, CA 90401 (310)881-6954

Re:	Opinion and Consent of Counsel with respect to Registration Statement on Form S-1.

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Regnum Corp. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of 10,000,000 shares of common stock of the Company being offered for sale by the Company to the public (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, or in the case of the Shares, will be, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Nevada Revised Statutes, and other relevant statutory provisions, all applicable provisions of the Nevada Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Regnum Corp. in the registration statement included therein.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas
John D. Thomas, Esq.
President